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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement

[_]      CONFIDENTIAL, FOR USE OF THE
         COMMISSION ONLY (AS PERMITTED BY
         RULE 14A-6(E)(2))

[_]      Definitive Proxy Statement

[_]      Definitive Additional Materials

[X]      Soliciting Material Pursuant to (S) 240.14a-12

                               ROY F. WESTON, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:
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[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

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         (2) Form, Schedule or Registration Statement No.:

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         (3) Filing Party:

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         (4) Date Filed:

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News Media Contact:  Edmund B. Pettiss, Jr.
610-701-5094
pettisse@mail.rfweston.com                                 FOR IMMEDIATE RELEASE


   ROY F. WESTON, INC. ANNOUNCES EARLY TERMINATION OF HART-SCOTT-- RODINO WAITING PERIOD IN CONNECTION WITH MERGER TRANSACTION

         WEST CHESTER, PA - March 28, 2001 - Roy F. Weston, Inc. (NASDAQ:WSTNA) announced today that on March 27, 2001, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for its merger transaction with affiliates of American Capital Strategies, Ltd.

         The merger is being made pursuant to the Agreement and Plan of Merger by and among WESTON and affiliates of American Capital Strategies, which the parties entered into on March 9, 2001 and announced on March 12, 2001. Pursuant to the definitive merger agreement, WESTON would be acquired for cash consideration of $5.02 per share for each of WESTON's publicly traded Series A common shares and $5.38 per share for each of WESTON's privately held common shares. The total purchase price for the shares is approximately $51 million.

         WESTON provides services through a network of 60 offices throughout the United States. An industry pioneer since 1957, WESTON provides infrastructure redevelopment services worldwide. With an emphasis on creating lasting economic solutions for its clients, the company's services include site remediation, infrastructure operations and knowledge management to bring impaired facilities, land, water and resources back to productive use.

         American Capital is a publicly traded buyout and mezzanine fund. American Capital is an equity partner in management and employee buyouts; invests in debt and equity of companies led by private equity firms, and provides capital directly to private and small public companies. American Capital funds growth, acquisitions and recapitalizations.

Statements in this release which discuss any aspect of a potential merger transaction involving WESTON and American Capital Strategies (and affiliates of American Capital Strategies) are forward looking statements. These forward looking statements are subject to a variety of risks




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and uncertainties, including but not limited to the ability of American Capital
Strategies to secure the necessary financing to complete such a transaction; satisfaction of various closing conditions in the definitive agreement; and the outcome of the WESTON shareholder vote on such a transaction. WESTON expresses no opinion on the likelihood that such a transaction will occur. Other risks and uncertainties concerning WESTON's performance are discussed under the heading "Forward Looking Statements" in WESTON's Third Quarter 2000 Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2000, and in WESTON's previous SEC filings. WESTON disclaims any intent or obligation to update forward looking statements.

Investors and security holders of WESTON are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information about the proposed merger. Such proxy statement will be filed with the SEC by WESTON. Investors and security holders may obtain a free copy of such proxy statement, and any other documents filed by WESTON with the SEC, at the SEC's Web site at www.sec.gov. Such proxy statement and other documents can also be obtained for free from WESTON.

WESTON and its executive officers and directors may be deemed to be participants in the solicitation of proxies from WESTON's shareholders with respect to the proposed merger. INFORMATION ABOUT ANY INTERESTS THAT WESTON'S DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE IN THE TRANSACTION WILL BE SET FORTH IN THE PROXY STATEMENT REGARDING THE PROPOSED MERGER.

American Capital Strategies and its executive officers and directors may be deemed to be participants in any solicitation of proxies from WESTON's shareholders with respect to the proposed merger. INFORMATION ABOUT ANY INTERESTS THAT THE DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN CAPITAL STRATEGIES MAY HAVE IN THE TRANSACTION WILL BE SET FORTH IN THE PROXY STATEMENT REGARDING THE PROPOSED MERGER.









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